EXHIBIT 99.1
                             MCM CAPITAL GROUP, INC.
                              500 West First Street
                              Hutchinson, KS 67501


                                                           FOR IMMEDIATE RELEASE


CONTACT:       ERIC D. KOGAN - CHAIRMAN OF THE BOARD
               (212) 451-3075


                 MCM CAPITAL APPOINTS ROBERT E. KOE PRESIDENT AND CEO



HUTCHINSON, KANSAS, JULY 22, 1999 - MCM Capital Group, Inc. announced today that Robert E. Koe, 54, has been named its President and Chief Executive Officer and has been appointed to its Board of Directors. He succeeds Frank I. Chandler, 64, who will serve as Vice Chairman and remain a director of the Company.

        Mr. Koe is a highly regarded executive with a diversified background in financial services. He had a seventeen-year career beginning in 1967 at the General Electric Corporation, where he rose to become Vice President of GE Capital's commercial leasing subsidiary. From 1984 to 1990, Mr. Koe was Vice Chairman of Heller Financial, Inc., a diversified commercial finance company. From 1990 to 1996, he was Chairman, President and Chief Executive Officer of United States Leather, the largest supplier of leather in North America. From 1996 to 1998, he was a Managing Director of Ocwen Financial Corporation, a


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leading purchaser and servicer of distressed residential and commercial mortgages. Mr. Koe holds an AB in Economics from Kenyon College and is a member of its Board of Trustees.

        In announcing Mr. Koe's appointment, Eric D. Kogan, Chairman of the Board, said: "We are very excited that Bob Koe has joined MCM Capital. He has an excellent background for our industry, strong leadership skills and understands the ingredients for success in fast growing companies. With MCM Capital having recently completed its initial public offering, we believe Bob will quickly focus our team and our resources on creating shareholder value."

        Kogan added: "Frank Chandler is an industry leader in purchasing distressed consumer receivables. As our Vice Chairman, MCM Capital will continue to benefit from his considerable experience and expertise."

        MCM Capital Group, Inc. acquires, manages and collects distressed consumer receivables. On July 9, 1999, MCM Capital completed its initial public offering. The Company is listed on NASDAQ under the symbol "MCMC."


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